Exhibit 99.1
Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR FOURTH QUARTER AND FISCAL YEAR 2013

Bellport, NY February 06, 2014 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today fourth quarter and fiscal year 2013 retail sales results for Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands. Similar to most retailers, the company’s 2013 fiscal year ended February 1, 2014 had 52 weeks; the 2012 fiscal year ended February 2, 2013 had 53 weeks.
Perfumania reported total net sales of $97.9 million for the fourth quarter of 2013 (13 weeks) compared with $109.6 million in the fourth quarter of 2012 (14 weeks). For fiscal year 2013 (52 weeks) total net sales were $279.8 million compared with $290.3 million in fiscal year 2012 (53 weeks).
Excluding the last week of fiscal year 2012, comparable store sales for the fourth quarter of 2013 decreased by 7.2% (13 weeks vs. 13 weeks). Comparable store sales for fiscal year 2013 decreased by 2.2% (52 weeks vs. 52 weeks). Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA FOURTH QUARTER AND FISCAL YEAR 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		(Decrease)		Increase
				Increase

Number of Open Stores, January	329	(3.8%)	342	(0.6%)	344
Fourth Quarter Total Retail Sales	$97,893	(10.7%)	$109,611	6.9%	$102,490
Year to date January Total Retail Sales	$279,808	(3.6%)	$290,290	2.7%	$282,646

Comparable store sales excluding the last week of fiscal year 2012

Fourth Quarter Comparable Store Sales		(7.2%)		2.4%		6.9%

Year to date January Comparable Store Sales		(2.2%)		0.6%		10.3%